Exhibit 99.1
NYSE to Suspend Trading in AirNet Systems, Inc.
as it Moves from the NYSE to AMEX
NEW YORK, January 20, 2006 — The New York Stock Exchange announced today that it determined that the common stock of AirNet Systems, Inc. (the “Company”) — ticker symbol ANS — should be suspended prior to the opening on Wednesday, January 25, 2006. The Company has informed the NYSE that it intends to list its common stock on the American Stock Exchange and will continue to trade under the symbol ANS.
The decision was reached in view of the fact that the Company had fallen below the NYSE’s recently increased continued listing standards regarding average global market capitalization and total stockholders’ equity. The Company announced a letter of intent to complete a going private transaction during the cure period but was unable to reach a definitive merger agreement.
The Company has a right to a review of this determination by a Committee of the Board of Directors of the Exchange. Application to the Securities and Exchange Commission to delist the issue is pending the completion of applicable procedures, including any appeal by the Company of the NYSE staff’s decision. The NYSE noted that it may, at any time, suspend a security if it believes that continued dealings in the security on the NYSE are not advisable.
Company contacts:
AirNet Systems, Inc.
Gary Qualmann
(614) 409-4832
InvestQuest Inc.
Bob Lentz
(614) 876-1900